Via Facsimile and U.S. Mail
Mail Stop 6010


February 10, 2006


Mr. John R. Potapchuk
Senior Vice President, Chief Financial Officer, Treasurer and
Secretary
(Principal Financial and Accounting Officer)
Gentiva Health Services, Inc.
3 Huntington Quadrangle, Suite 200S
Melville, NY 11747-4627

      Re:	Gentiva Health Services, Inc.
		Form 10-K for the Fiscal Year Ended January 2, 2005 Forms 10-Q for Fiscal Quarters Ended
      April 3, 2005 and July 3, 2005
		File No. 001-15669

Dear Mr. Potapchuk:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief